-3-





       FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

      This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("First Amendment") is executed on the dates set forth below, by and between DEAN WITTER REALTY INCOME PARTNERSHIP I, L.P., a Delaware limited partnership ("Seller"), and INVESCO REALTY ADVISORS, INC. ("Purchaser"), amending that certain Purchase and Sale Agreement (the "Agreement"), dated November 10, 1997, by and between Seller and Purchaser, concerning certain real property and improvements thereon located in Charlotte, Mecklenburg County, North Carolina, and more particularly described in the Agreement (the "Property").

      For the consideration of the mutual agreements herein contained, the parties hereby agree to amend the Agreement as follows:

      1.    The Purchase Price referenced in Section 2 of the
Agreement is hereby amended to be $17,675,000.00.

      2. The Purchaser agrees that all conditions precedent contained in Section 4 of the Agreement have been satisfied, with the expection of delivery of the estoppel certificate of Royal Indemnity Company pursuant to Section 4.3. Purchaser hereby waives any right of termination under Section 4.2 of the Agreement, and any such right of termination shall be of no further force and effect; provided, however, that Purchaser's waiver hereunder shall not affect (i) the condition precedent to Purchaser's obligation to close that Purchaser receive an executed estoppel certificate of Royal Indemnity Company pursuant to Section 4.3, (ii) any condition precedent to Purchaser's obligation to close as comtemplated in sections other than Section 4 of the Agreement, or (iii) any termination rights of Purchaser contained in sections other than Section 4 of the Agreement.

      3. As Modified by this First Amendment, the Agreement remains in full force and effect.

      4. Capitalized terms shall have the meanings assigned to them in the Agreement, unless otherwise expressly delineated to the contrary. References to section numbers refer to section numbers contained in the Agreement, unless otherwise delineated to the contrary.

      5. This First Amendment shall be enforceable if executed in counterparts and/or by facsimile.






     Executed by Purchased on this 2 day of December, 1997.

                              PURCHASER:

                              INVESCO REALTY ADVISORS, INC.


                              By:/s/Ron Ragsdale
                              Name: Ron Ragsdale
                              Title: Vice President

     Executed by Seller on this 2nd day of December, 1997.

                              SELLER:



                              DEAN WITTER REALTY INCOME
                              PARTNERSHIP I, L.P., a Delaware
                              limited partnership

                              By:  Dean Witter Realty Income
                                      Properties I, Inc., its
managing
                                      general partner


                                      By:/s/Robert B. Austin
                                       Name: Robert B. Austin
                                       Title: Vice President